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                                                                   Exhibit 10.21

                                                                  EXECUTION COPY

                                     AGENCY

                                   AGREEMENT

                                 by and between

                           ORION POWER MIDWEST, L.P.,

                           ORION POWER HOLDINGS, INC.

                                      and

                        CONSTELLATION POWER SOURCE, INC.

                           Dated as of April 28, 2000

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                                AGENCY AGREEMENT

            This Agency Agreement (this "Agreement") is made and entered into as of April 28, 2000 (the "Effective Date") by and between Orion Power Midwest, L.P., a Delaware limited partnership ("Orion"), Orion Power Holdings, Inc., a Delaware corporation ("Orion Power Holdings") and Constellation Power Source, Inc., a Delaware corporation ("CPS"). Orion, Orion Power Holdings and CPS are referred to individually as a "Party" and collectively as the "Parties."

                                  WITNESSETH:

            WHEREAS, Orion is a party to that certain Asset Purchase Agreement dated as of September 24, 1999 (the "Purchase Agreement") by and among Duquesne Light Company ("DLC"), Orion, The Cleveland Electric Illuminating Company, Ohio Edison Company and Pennsylvania Power Company, pursuant to which Orion has agreed to purchase from DLC power generating facilities and other assets associated therewith as set forth on schedule A (the "Plants");

            WHEREAS, in connection with the Purchase Agreement, Orion entered into that certain POLR Agreement dated as of September 24, 1999 by and between Orion and DLC pursuant to which Orion is obligated (such obligation, the "POLR Obligation") to supply DLC with energy needed by DLC to meet its obligations as a provider of last resort ("DLC's Provider of Last Resort Obligations") to certain of DLC's customers:

            WHEREAS, Orion intends to meet its POLR Obligation by generating energy from the Plants and, if necessary, by purchasing additional energy from third parties through CPS under the terms hereof; and

            WHEREAS, Orion also intends to sell excess energy from the Plants to CPS under the terms hereof.

            NOW, THEREFORE, in consideration of the mutual covenants, representations and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

            1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

"Additional Energy" means any additional Energy, up to 300 MWs (and in excess of the CPS Purchase), purchased by Orion on or prior to June 1, 2000, in connection with its POLR Obligation.

"Affiliate" means, with respect to a corporation, partnership, or other entity, each such other corporation, partnership, or other entity that directly or indirectly, through one or more

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intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership, or other entity.

"Agreement" means this Agreement (together with the Schedules and Attachments attached hereto), as such may be amended from time to time.

"Ancillary Services Obligation" means the obligation, if any, of Orion to provide ancillary services to DLC or any other party on and after the Effective Date, under an ancillary services agreement to be entered into between Orion and DLC or such other party.

"Asset Sale Closing" means the closing of the transaction contemplated under the Purchase Agreement.

"Bankrupt" means with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes as assignment or any general arrangement for the benefit of creditors,
(iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

"Business Day" means any day other than Saturday, Sunday and any day which is a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

"CPS Purchase" means the purchase by Orion of 150MWs from CPS on January 31, 2000 as set forth on Confirmation Agreement REF ELS26N2.

"Delivery Point" has the meaning set forth in any Transaction.

"DLC's Provider of Last Resort Obligations" has the meaning set forth in the Recitals.

"ECAR" means the East Central Area Reliability Council, a regional reliability council established pursuant to the East Central Area Reliability Coordination Agreement, and any successor entity thereto.

"Effective Date" means the date on which all of the conditions set forth in
Section 12.4 and 12.5 have been satisfied.

"Energy" means electric energy and specifically excludes all other products, including, without limitation, capacity or network resources, ancillary services and network or other transmission.

"Event of Default" has the meaning set forth in Section 8.1 hereof.

"Excess Energy" means excess Energy as designated by Orion in the Forecasts relating to Orion's POLR Obligation and its Ancillary Services Obligation and shall be calculated as the difference

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between (i) the sum of (a) the available output of the Plants; (b) 150 MW relating to the CPS Purchase: and (c) Additional or Shortfall Energy (whether purchased through CPS, or otherwise pursuant to the terms of Article 5 hereof), if any, and (ii) the sum of (w) the POLR Obligation; (x) the Ancillary Services Obligation; (y) 100 MW; and (z) Orion's obligations related to the Zinc Contract (expressed in positive terms to the extent Orion is required to provide MWs under the Zinc Contract and expressed in negative terms to the extent Orion will be provided MWs under the Zinc Contract).

"Exclusive Advisors" means Goldman Sachs Power LLC.

"FirstEnergy" means FirstEnergy Corp., an Ohio corporation.

"Forecasts" means the forecasts of Excess Energy provided by Orion to CPS setting forth the quantity of Excess Energy, by type of Energy, that Orion forecasts may be available for sale under the terms of this Agreement.

"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, arbitrating body, or other governmental authority.

"Interest Rate" means, for any date, the lesser of (a) two (2) percent over the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" and (b) the maximum rate permitted by applicable law.

"Law" means any law, treaty, code, rule, regulation, or order or determination of an arbitrator, court or other Governmental Authority, or any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Party or any of its property.

"Master Purchase and Sale Agreement" means the Master Purchase and Sale Agreement to be entered into by CPS and Orion, in the form attached hereto as Attachment I.

"Monthly Forecast" means the monthly forecasts of Excess Energy provided by Orion to CPS setting forth the quantity of Excess Energy in any month that Orion forecasts may be available for sale under the terms of this Agreement.

"MW" means megawatts of Energy.

"Net Revenue" is the sum of (i) the monthly realized revenue of Orion from the sale of Excess Energy through CPS less the costs of transmission, transmission line losses and third party scheduling fees related to such sales and (ii) the gross revenue from the sale of Excess Energy in the preceding month, through a counterparty with whom Orion enters into a transaction directly

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pursuant to Section 4.2(b) hereof, whether realized or unrealized, less the costs of transmission, transmission line losses and third party scheduling fees related to such sales.

"Party" has the meaning set forth in the Recitals.

"Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or governmental entity or any department or agency thereof.

"Point of Sale" has the meaning set forth in Section 7.2.

"POLR Obligation" has the meaning set forth in the Recitals.

"Shortfall Energy" means Energy designated by Orion in the Forecasts to be purchased by CPS and required by Orion to meet its POLR Obligation and its Ancillary Services Obligation. Any Energy purchases desired or required to be made by Orion after June 1, 2000 shall be considered Shortfall Energy.

"Strategic Alliance Agreement" means the Strategic Alliance Agreement, dated as of March 10, 1998, between Orion Power Holdings, Inc. and Constellation Power Source, Inc.

"System-Firm" shall be as defined in the Master Purchase and Sale Agreement.

"Term Forecast" means the forecast of Excess Energy provided by Orion to CPS setting forth, for the Term of this Agreement. the quantity of Excess Energy that Orion forecasts may be available for sale under the terms of this Agreement.

"Transaction" has the meaning set forth in Section 3.1.

"Type of Energy" means 5x16; 2x16; or 7x8 blocks of Energy or other Energy products, whether on a weekly, daily or monthly basis, and hourly Energy.

"Zinc Contract" means that certain Agreement dated as of July 23, 1987 by and between DLC and St. Joe Resources Company, a New York corporation.

            1.2 Certain Interpretive Matters. In this Agreement, unless otherwise specified or the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." Unless otherwise specified or the context otherwise requires, references to a Section, Article or Schedule mean a Section, Article or Schedule of this Agreement and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made.

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                                   ARTICLE II
                                      TERM

            2.1 Term. Unless terminated earlier pursuant to the terms of this Agreement, the term of this Agreement shall commence as of the Effective Date and continue until March 31, 2001.

            2.2 Termination. This Agreement may be terminated before the end of its term pursuant to Section 8.2 hereof.

                                  ARTICLE III
                                MASTER AGREEMENT

            3.1 Master Purchase and Sale Agreement and Transaction
Confirmations: CPS and Orion have executed the Master Purchase and Sale Agreement the terms of which shall govern all sales and purchases of Energy arranged pursuant to this Agreement. Upon the sale of Excess Energy by CPS to any third party in accordance with the terms of Article IV hereof, and/or upon the purchase of Shortfall Energy by CPS from any third party in accordance with the terms of Article V hereof (each a "Third Party Transaction"), CPS and Orion shall enter into a back-to-back transaction on the same commercial terms as the relevant Third Party Transaction (each a "Transaction"), and shall confirm such back-to-back transaction in the manner provided for in the Master Purchase and Sale Agreement.

                                   ARTICLE IV
                             SALES OF EXCESS ENERGY

            4.1 Forecasting of Excess Energy and Market Pricing Information. (a) On or before the Effective Date and monthly thereafter, Orion shall provide to CPS a Term Forecast, if any, for the balance of the Term. The Term Forecast shall include for each remaining month of the Term (i) the quantity of Energy, by Type of Energy, that Orion forecasts may be available for sale by CPS on behalf of Orion, (ii) the minimum MWs Orion forecasts may be available for sale during such month, (iii) the maximum MWs Orion forecasts may be available for sale during such month, and (iv) the average MWs Orion forecasts may be available for sale for each such month.

            (b) At least 5 Business Days prior to the end of each month during the Term of this Agreement, Orion shall provide to CPS the Monthly Forecast, if any, for the following month. The Monthly Forecast shall include, for the following month, the quantity of Energy, by Type of Energy, Orion forecasts may be available for sale on a month ahead basis by CPS on behalf of Orion.

            (c) Within the time limitations set forth in Sections 4.3 and 4.4 below, Orion shall provide CPS with a Week-Ahead, Day-Ahead and Hour-Ahead Forecast of Excess Energy that may be available for sale on a week-ahead, day-ahead or hour-ahead basis.

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            4.2 Monthly Sales of Excess Energy. (a) Upon receipt of each Monthly
Forecast, CPS shall use commercially reasonable efforts to solicit purchases by third parties of the quantities of Energy set forth in such Monthly Forecast in accordance with the terms set forth in such Monthly Forecast; provided however, that in the event CPS determines, in its sole discretion, that a transaction with monthly delivery terms does not meet CPS' credit requirements, CPS shall notify Orion of such determination (any such transaction, an "Impaired Credit Transaction"). In the event Orion determines that it desires CPS to enter into an Impaired Credit Transaction, (i) Orion shall so notify CPS; (ii) Orion shall indemnify CPS for all losses, claims, damages or liabilities arising from the default by the counterparty of CPS of the Impaired Credit Transaction; and (iii) CPS shall enter into the Impaired Credit Transaction. In no event shall CPS be deemed to be in breach of CPS' commercially reasonably efforts obligation as a result of its failure to enter into an Impaired Credit Transaction, unless Orion has met the requirements set forth in (i) and (ii) of the foregoing sentence.

            (b) Notwithstanding the foregoing (for purposes of this Section 4.2 and Sections 4.3, 4.4 and 5.1), (i) commercially reasonable efforts shall include, but not be limited to, CPS determining its credit requirements for a particular counterparty and transaction consistent with the manner in which its establishes credit requirements for its own business and, without limiting clause (i), (ii) CPS shall not determine that a proposed transaction does not meet its credit requirements on the basis CPS desires to reserve credit exposure to the proposed counterparty for transactions unrelated to this Agreement. In the event (i) CPS determines a proposed transaction is an Impaired Credit Transaction and Orion Power does not elect to have CPS enter into the Impaired Credit Transaction as set out above, or (ii) the proposed counterparty will not enter into the transaction with CPS, Orion may enter into the transaction directly with such counterparty, in which event the Additional Fees due CPS hereunder shall be adjusted downward by an amount equal to the product of (A) $0.20/MWh and (B) the quantity of MWhs to which such transaction relates, to reflect that CPS is not providing credit intermediation with respect to such transaction. CPS shall cooperate with Orion in the execution and performance of transactions entered into by Orion directly with such counterparties.

            (c) CPS shall provide telephonic notice to Orion in the event any such solicitations result in a price within the acceptable range of prices set by Orion.

            4.3 Weekly Sales of Excess Energy. Orion shall provide the Week-Ahead Forecast to CPS by the close of business on the Thursday prior to the week such Excess Energy is available. CPS shall use commercially reasonable efforts to sell the quantity of week-ahead Excess Energy set forth in the Week-Ahead Forecast on such terms as directed by Orion.

            4.4 Daily or Hourly Sales of Excess Energy. To the extent Orion wishes to sell any such Excess Energy on a day-ahead basis, Orion shall provide CPS with the quantity and Type of Excess Energy available for sale by 8:00 a.m. EST on the day prior to the date such Excess Energy is available and CPS shall use commercially reasonable efforts to solicit purchases of such Excess Energy on such terms as Orion may prescribe. To the extent Orion wishes to sell any such Excess Energy on an hour-ahead basis, Orion shall notify CPS of the quantity of Excess Energy available during any hour at least one hour prior to the hour such

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Excess Energy is available for sale and the minimum price for such sale of such
Excess Energy and CPS shall use commercially reasonable efforts to sell any such Excess Energy on a System-Firm basis (unless otherwise agreed to by CPS and Orion) at a price equal to or greater than the minimum price specified by Orion for such sale and shall immediately notify Orion of any sales of such Excess Energy that are made.

            4.5 Sales. (a) In the event CPS receives a bid from a third party to purchase Excess Energy as contemplated in Sections 4.2, 4.3 or 4.4, CPS shall notify Orion telephonically of the terms of such bid (including pricing and the other terms associated with such sale) and provide a recommendation as to whether Orion should consummate such sale. Orion shall provide to CPS telephonic instruction as to whether CPS should sell such Monthly, Weekly or Daily Forecast amount in accordance with such terms. Orion shall not be required to accept any bid submitted to it by CPS pursuant to Sections 4.2, 4.3 or 4.4.

            (b) The terms and conditions, including pricing, of any sales made by CPS pursuant to this Article 4 shall be set forth in a Confirmation (as defined in the Master Purchase and Sale Agreement).

            4.6 Market Report. Within 15 days of the end of each calendar month, CPS shall provide Orion with a written report relating to forward market prices and volumetric demand for Energy with respect to potential Monthly, Weekly and Daily sales for the following month.

                                   ARTICLE V
                     PURCHASE OF SHORTFALL ENERGY BY ORION

            5.1 Sale of Shortfall Energy by CPS to Orion. (a) Orion may request CPS to purchase Shortfall Energy on Orion's behalf as set forth in any Forecast or by telephonic notice. Each such request submitted by Orion to CPS requesting that CPS purchase Shortfall Energy on behalf of Orion shall include the quantity and Type of Energy requested and shall be made (a) by 8:00 a.m. E.S.T. on the day prior to the day on which such Energy is to be delivered to Orion, or as soon as practicable thereafter, in the case of daily purchases and (b) at least one hour prior to the hour on which such Energy is to be delivered to Orion in the case of hourly purchases. Notwithstanding anything in this Agreement to the contrary, any such request for purchase of Shortfall Energy by Orion shall not result in an adjustment to the Revenue Benchmark as set forth in Section 6.2(b) hereof.

            (b) Upon receipt of a request from Orion for Shortfall Energy, CPS shall use commercially reasonable efforts to solicit asking prices for the purchase of such Shortfall Energy. In the event CPS is able to obtain an asking price for such Energy within the parameters set forth in such request, CPS shall notify Orion telephonically of the terms and conditions under which any such potential purchasers are willing to sell Energy to Orion, and, upon such notification, Orion shall telephonically notify CPS whether to consummate such purchase. Orion shall not be required to accept any offer submitted to it by CPS pursuant to this Section 5.1(b). In the event CPS is unable to make any purchase of Shortfall Energy requested by Orion, Orion may purchase Shortfall Energy directly from third parties.

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            5.2 Restrictions on Purchases of Shortfall or Additional Energy. The
Parties acknowledge that Orion is subject to the covenants relating to purchases of Shortfall or Additional Energy, through CPS, as set forth on Schedule B hereof ("the Covenants"). If Orion determines, in its sole discretion, that a transaction for the purchase of Shortfall or Additional Energy, through CPS, pursuant to the terms of this Agreement, will violate the Covenants (a "Covenant Violation Transaction"), (i) Orion shall immediately notify CPS; (ii) Orion may enter into the Covenant Violation Transaction directly with the proposed counterparty to the Covenant Violation Transaction; and (iii) the Parties' rights and obligations hereunder shall not otherwise be affected, including, without limitation, CPS' right to sell any Excess Energy relating to energy purchased pursuant to a Covenant Violation Transaction. CPS acknowledges and agrees that the CPS Purchase is covered by, and subject to, the 250 MW limitation on purchases on more than a one day forward basis that is set forth in clause (B)(ii) of the proviso to the Covenants.

                                   ARTICLE VI
                                      FEES

            6.1 Monthly Fee. Each month during the Term of this Agreement, Orion will pay CPS a monthly fee as set forth on Attachment II hereto. The monthly fee will be payable each month in arrears.

            6.2 Additional Fee. (a) If the Net Revenue in any month exceeds one or more of the Revenue Benchmarks for the prior month set forth in Attachment II, Orion Power Holdings shall pay CPS, in addition to the Monthly Fee paid by Orion, an Additional Fee to be determined in the manner set forth in Attachment II hereto. The Net Revenue calculation for purposes of determining the Additional Fee payable hereunder shall not include (either by subtraction or addition) any amount(s) netted (pursuant to Section 6.5 hereof) against the Net Revenue generated. In the event the Effective Date of this Agreement is a date other than May 1, 2000, the Parties shall adjust the monthly Revenue Benchmark for the initial calendar month(s) of this Agreement to and including the month during which the Effective Date occurs, as agreed to by CPS and Orion.

            (b) In the event Orion purchases Additional Energy, the Revenue Benchmarks for each month during which Orion reasonably expects to sell such Energy shall be increased by an amount equal to 100% of the purchase price that Orion paid or will pay for the portion of such Energy that is expected to be physically delivered in such month; provided, however, that any such adjustment shall be made only with respect to Additional Energy and any additional MWs of generation output under contract purchased by Orion shall not result in any adjustments to the Revenue Benchmarks; and provided further, that no purchases of Shortfall Energy by CPS on behalf of Orion shall result in adjustment to the Revenue Benchmarks as described in this Section 6.2(b).

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            (c) Within 5 Business Days of the execution of the ancillary services agreement relating to the Ancillary Services Obligation by Orion, Orion shall notify CPS of such execution and Orion and CPS shall adjust the Revenue Benchmarks downward, as mutually agreed upon, to reflect the decreased amount of Energy available for sale by CPS hereunder as a result of the Ancillary Services Obligation.

            (d) In the event the aggregate sum of the Monthly Fees and Additional Fees paid hereunder exceeds twenty three million dollars ($23,000,000), no further Monthly or Additional Fees shall be due hereunder. Notwithstanding the foregoing cap on fees, CPS shall continue to perform its obligations hereunder.

      6.3 Invoice; Invoice Payments. CPS shall provide Orion with an invoice setting forth the Monthly Fee for the immediately preceding month and shall provide Orion Power Holdings with an invoice setting forth any Additional Fees due and owing CPS by Orion Power Holdings for such preceding month. On or before the later of (i) the 25th day of each month during which Orion receives an invoice, or (ii) the 15th day of Orion's receipt of CPS' invoice, during the term of this Agreement, or if such day is not a Business Day, the next Business Day, Orion shall pay by wire transfer, all undisputed amounts set forth on such invoice. On or before the later of (i) the 25th day of each month during which Orion Power Holdings receives an invoice, or (ii) the 15th day of Orion Power Holding's receipt of CPS' invoice, during the term of this Agreement, or if such day is not a Business Day, the next Business Day, Orion Power Holdings shall pay by wire transfer, all undisputed amounts set forth on such invoice.

            6.4 Billing Disputes. If Orion, in good faith, disputes an invoice, Orion shall immediately notify CPS of the basis for the dispute. Notwithstanding such dispute the disputing party shall pay all undisputed amounts specified in the invoice. Upon receipt of such notice by CPS, the parties shall immediately work diligently to resolve such dispute through communications between a designated representative of each party. If Orion Power Holdings, in good faith, disputes an invoice, Orion Power Holdings shall immediately notify CPS of the basis for the dispute. Notwithstanding such dispute the disputing party shall pay all undisputed amounts specified in the invoice. Upon receipt of such notice by CPS, the parties shall immediately work diligently to resolve such dispute through communications between a designated representative of each party.

            6.5 Payment Netting. If two Parties owe payments to one another in the same currency on any day, whether under this Agreement or the Master Purchase and Sale Agreement, then such payments shall be offset so that only the net amount shall be paid by the Party having the greater payment obligation on such day. For the avoidance of doubt, a payment that CPS owes to Orion shall not be netted against a payment that Orion Power Holdings owes to CPS, and a payment that Orion owes to CPS shall not be netted against a payment that CPS owes to Orion Power Holdings.

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                                  ARTICLE VII
                          TRANSMISSION AND SCHEDULING

            7.1 Transmission. The pricing included in any Transaction between CPS and Orion relating to the sale of Excess Energy shall include the market costs (including losses and charges) associated with transmitting the Excess Energy from the Delivery Point to the point of sale of the Excess Energy as between CPS and the third party purchaser of such Excess Energy (the "Point of Sale"). Orion shall bear all risks associated with transmission losses and/or curtailments to the Point of Sale.

            7.2 Scheduling. Orion shall be obligated to pay third party scheduling fees, if any, associated with the sale of Excess Energy to, or purchase of Shortfall Energy by, CPS. Any such fee shall be included in the pricing set forth in the confirmation of the relevant Transaction between Orion and CPS.

                                  ARTICLE VIII
                            DEFAULT AND TERMINATION

            8.1 Event of Default. Each of the following events shall be considered an event of default:

                  (a) The breach by CPS of its obligation to use commercially reasonable efforts to sell Excess Energy and/or purchase Shortfall Energy; provided that a default shall not occur until CPS has failed to cure such breach within forty-five (45) days after receipt of written notice thereof by Orion;

                  (b) The breach by a Party of any other material agreement, covenant or obligation under this Agreement; provided that, if such breach is curable, a default shall not occur until the Party in breach has failed to cure such breach within five (5) Business Days after receipt of written notice thereof by a non-defaulting Party;

                  (c) The discovery that any representation, warranty or certification made by a Party hereunder was false or misleading in any material respect when made that is not cured within five (5) Business Days and which has a material adverse effect on the ability of the Party making such representation or warranty to perform its obligations hereunder;

                  (d) A Party becomes Bankrupt;

                  (e) The failure of a Party to pay the other undisputed amounts owed within one (1) Business Day after receiving written notice from another Party that any such amount is overdue;

                  (f) The occurrence of an "Event of Default" under, and as defined in, the Master Purchase and Sale Agreement.

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            8.2 Termination. Upon the occurrence of an Event of Default, a non-defaulting Party may terminate this Agreement by providing written notice of termination to the defaulting Party, which notice shall designate a day, no earlier than the day such notice is effective and no later than 20 days after such notice is effective, as an early termination date (the "Termination Date"). All amounts due and owing through the Termination Date shall be due and payable as of the Termination Date. CPS and Orion shall negotiate in good faith to determine an appropriate prorated modification of the Revenue Benchmarks (as set forth in Attachment II) for the month during which any such termination becomes effective.

            8.3 Default Under Section 8.1(a). In the event that this Agreement is terminated as the result of an event of default of the type covered by
Section 8.1(a) (a "Section 8.1(a) Default"), such termination shall in no event be construed to terminate the respective rights and obligations of the Parties under the Strategic Alliance Agreement, including, but not limited to, CPS' exclusive right to provide Power Marketing and Risk Management Services to Orion. In the event that Orion terminates this Agreement as a result of a
Section 8.1(a) Default and the Strategic Alliance Agreement has not been terminated, (i) CPS and Orion shall immediately commence negotiations to put in place a replacement to this Agreement; and (ii) the rights and obligations of the Parties under such replacement agreement shall be consistent with the rights and obligations of the Parties under the Strategic Alliance Agreement, with respect to sales of Excess Energy and purchases of Shortfall Energy.

            8.4 Setoff. On or after the occurrence of an Event of Default, a non-defaulting Party may set off any or all amounts which the defaulting Party owes to it against any or all amounts which it owes to the defaulting Party (in each case, whether hereunder, under the Master Purchase and Sale Agreement or under any other agreement and whether or not then due), provided that any amount not then due which is included in such setoff shall be discounted to present value as at the time of setoff (to take account of the period between the date of setoff and the date on which such amount would have otherwise been due). For the avoidance of doubt, an amount that CPS owes to Orion shall not be set off against an amount that Orion Power Holdings owes to CPS, and an amount that Orion owes to CPS shall not be set off against an amount that CPS owes to Orion Power Holdings.

                                   ARTICLE IX
                                   ASSIGNMENT

            9.1 Assignment. No Party may assign its interest under this Agreement without the prior written consent of the other Parties.

            9.2 Successors and Assigns. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

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                                   ARTICLE X
                         REPRESENTATIONS OF THE PARTIES

            10.1 Representations of Parties. Each Party hereby represents and warrants to the other Parties as follows:

                  (a) Incorporation. Such Party is an entity duly organized or formed, as the case may be, validly existing and in good standing under the laws of the state of its organization or formation, and has all requisite corporate or partnership power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Such Party has full corporate or partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action, as the case may be, required on the part of such Party. This Agreement has been duly and validly executed and delivered by such Party and, assuming that it is duly and validly executed and delivered by the other Party, constitutes a legal, valid and binding agreement of such Party.

                  (c) Regulatory Approval. Such Party has obtained, or will obtain by the date of the Asset Sale Closing, any and all approvals of, and has given, or will give, any notices to, any Governmental Authority that are required for such Party to execute and deliver this Agreement and consummate the transactions contemplated hereby.

                  (d) Compliance With Law. Such Party is not in violation of any applicable law, statute, order, rule, regulation, or judgment promulgated or entered by any federal, state, or local Governmental Authority, which violation could reasonably be expected to materially adversely affect such Party's performance of its obligations under this Agreement.

                                   ARTICLE XI
                                CONFIDENTIALITY

            11.1 Confidential Information. Each Party (i) shall maintain the confidentiality of the terms of this Agreement and all other information provided by another Party about its operations, positions and other proprietary matters ("Confidential Information") and (ii) agrees to use such Confidential Information only for such purposes and in such manner as is contemplated by the terms of this Agreement. The term "Confidential Information" shall not include information which (i) is or becomes generally available to the public, other than as a result of a disclosure by a receiving Party in violation of this Agreement, (ii) was within a Party's possession prior to its being furnished to such Party by another Party, or (iii) is already or becomes available to a receiving Party from a source other than the disclosing Party, provided that such source is not known by such receiving Party to be in breach of a confidentiality agreement with or other obligation of secrecy to the disclosing Party or a third party. Information that would otherwise be subject to this Section 11.1(a) may be disclosed (i) to the extent reasonably necessary to solicit bids and/or offers from third parties relating to sales of Excess Energy and/or purchases of Shortfall Energy or (ii) to a Party's advisors, financing banks and underwriters and their consultants and advisors, and in documentation provided to investors and regulators.

            (b) Confidential Information (i) may be disclosed by a receiving Party to those of its directors, officers, employees, agents or advisers (including, without limitation, attorneys, accountants, consultants, bankers , financial advisers and Exclusive Advisors) who need to know such information for the purposes contemplated by this Agreement and who are advised of the restrictions that this Agreement places on the disclosure and use of such information, (ii) any disclosure of such information may be made if the disclosing Party consents in writing, and (iii) any disclosure of such information may be made as otherwise required by law or regulation (including, without limitation, pursuant to any federal or state securities laws or regulations or pursuant to any legal, regulatory or legislative proceeding or requirement applicable to such receiving Party).

                                   ARTICLE XII
                                  MISCELLANEOUS

            12.1 Limitation of Liability. None of Orion, Orion Power Holdings or CPS, nor their respective officers, directors, agents, employees, parents, Affiliates, Exclusive Advisors, successors, assigns, contractors or subcontractors shall be liable to another Party or its shareholders, subsidiaries, Affiliates, Exclusive Advisors, officers, directors, agents, employees, successors, assigns, contractors or subcontractors for claims, suits, actions, causes of action or otherwise for incidental, punitive, special, indirect, multiple, or consequential damages (including attorneys' fees or litigation costs and lost profits) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, or strict liability.

            12.2 Information. CPS will notify Orion on a daily basis of the mark to market value of the Excess Energy portfolio and the trades consummated the prior day. Each Party shall use its good faith efforts to cooperate with the other Party in exchanging information regarding or relating to the Parties' obligations hereunder.

            12.3 Audit Rights. (a) In the event of a good faith dispute regarding any invoice, payment, demand, charge or computation made under this Agreement, each Party shall have the right to verify the accuracy of the same by reviewing the relevant portions of the books and records of the other Party, during normal business hours and upon reasonable notice to such other Party. The costs (if any) of such audit procedure will be borne by the Party requesting such audit. If any such examination reveals any in accuracy in any invoice, the necessary adjustments in such invoice and the payments thereof will be made promptly and shall bear interest at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any invoice or payment will be made unless objection to the accuracy thereof was made prior to the lapse of two (2) years from the rendition thereof.

                  (b) From time to time, but no more frequently than once in any six month period, each Party shall have the right to verify the accuracy of any invoice, payment, demand, charge or computation made under this Agreement by reviewing the relevant portions of the books and records of the other Party, during normal business hours and upon reasonable notice to such other Party. The costs (if any) of such audit procedure will be borne by the Party requesting such audit. If any such examination reveals any inaccuracy in any invoice, the necessary adjustments in such invoice and the payments thereof will be made promptly and shall bear interest at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any invoice or payment will be made unless objection to the accuracy thereof was made prior to the lapse of two (2) years from the rendition thereof.

            12.4 Asset Sale Closing. The effectiveness of this Agreement is conditioned upon the occurrence of the Asset Sale Closing.

            12.5 Obligations Contingent on Bank Approval. This Agreement shall be subject to approval by the banks financing Orion's acquisition of DLC's assets under the Purchase Agreement.

            12.6 Amendments. This Agreement may be amended, modified or supplemented only by written agreement of Orion, Orion Power Holdings and CPS. Such amendments or modifications shall become effective only after the Parties have received all authorizations, if any, as may be required from the relevant Governmental Authorities.

            12.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number, for a Party as shall be designated by such Party in a notice delivered hereunder; provided however, that notices of a change of address shall be effective only upon receipt thereof):

                  (a) If to Orion to:

                  Orion Power Midwest, L.P.
                  2000 Clift Mine Road
                  Suite 200
                  Pittsburgh, Pennsylvania 15275
                  Attn: General Manager
                  Fax 412-809-1699
                  with a copy to:

                  Orion Power Holdings, Inc.
                  7 East Redwood Street, 10th Floor
                  Baltimore, MD 21201
                  Attn: General Counsel
                  Fax: 410-234-0994

                  (b) If to CPS to:

                  Constellation Power Source, Inc.
                  111 Market Place, Suite 500
                  Baltimore, Maryland 21202
                  Attn: Operations
                  Fax:410-468-3540

                  with a copy to:
                  Constellation Power Source, Inc.
                  111 Market Place, Suite 500
                  Baltimore, Maryland 21202
                  Ann: General Counsel
                  Fax: 410-468-3499

                  (c) If to Orion Power Holdings to:

                  Orion Power Holdings
                  7 East Redwood Street, 10th Floor
                  Baltimore, MD 21201
                  Attn:General Counsel
                  Fax: 410-234-0994

            12.8 Recording. Unless a Party expressly objects to a Recording (defined below) at the beginning of a telephone conversation, each Party (i) consents to the creation of a tape or electronic recording ("Recording") of all telephone conversations between Parties to this Agreement, and that any such Recordings will be retained in confidence, secured from improper access, and may be submitted in evidence in any proceeding or action relating to this Agreement. Each Party waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording and to obtain any necessary consent of such officers and employees. The Recording, and the terms and conditions described therein, if admissible, shall be the controlling evidence for the Orion and CPS's agreement with respect to a particular Transaction in the event a Confirmation is not fully executed (or deemed accepted) by Orion and CPS. Upon full execution (or deemed acceptance) of a Confirmation, such Confirmation shall control in the event of any conflict with the terms of a Recording, or in the event of any conflict with the terms of this Master Purchase and Sale Agreement.

            12.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder.

            12.10 Waiver. A waiver of any failure of a Party to comply with any obligation, covenant, agreement, or condition herein by the Party entitled to the benefits thereof shall be effective only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

            12.11 Severability. Each covenant, condition, restriction and other term of this Agreement is intended to be, and shall be construed as, independent and severable from each other covenant, condition, restriction and other term. If any covenant, condition, restriction or other term of this Agreement is held to be invalid by any Governmental Authority, the invalidity of such covenant, condition, restriction or other term shall not affect the validity of the remaining covenants, conditions, restrictions or other terms hereof. In such an event, the Parties shall, to the extent possible, negotiate an equitable adjustment to any provision of this Agreement as necessary to effect the purpose of this Agreement.

            12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of law principles thereof. The Parties hereto submit to the non-exclusive jurisdiction of the courts of State of New York and the federal courts located in the Borough of Manhattan in New York City and hereby irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Service of process may be made in the manner prescribed for notices in Section 12.7 or in any other manner recognized by such courts. Each of the Parties hereto irrevocably waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

            12.13 Independent Contractors. The Parties acknowledge and agree that: (i) they are independent contractors, (ii) no Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind another Party in any way, and (iii) nothing contained in this Agreement shall create any relationship among Orion, Orion Power Holdings and CPS other than that of independent contractors.

            12.14 Counterparts. This Agreement may be executed in more than one
(1) counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.15 Entire Agreement. This Agreement, including the Attachments and Exhibits hereto, embodies the entire agreement and understanding of the Parties in respect of the obligations and requirements set forth in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter contained herein.

            12.16 Article, Section and Schedule Headings. The Article, Section and Schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

            12.17 Further Assurances. The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may be reasonably requested in order to consummate the transactions contemplated hereby. Each Party agrees to cooperate with, assist and accommodate all reasonable requests made by another Party in respect of any regulatory approval necessary for, or any regulatory proceeding relating to, the execution and deliver of this Agreement and the consummation of the transactions contemplated hereby. Each Party further agrees to comply with all Laws of all Governmental Authorities relating to this Agreement and the consummation of the transactions contemplated hereby.

                  [Remainder of page intentionally left blank]

 IN WITNESS WHEREOF, each of Orion, Orion Power Holdings and CPS has caused this
               Agreement to be executed as of the Effective Date.

                                   ORION POWER MIDWEST, L.P.
                                   By: ORION POWER MIDWEST GP, INC., its general partner

                                   By:_____________________________________
                                      Name:
                                      Title:


                                   ORION POWER HOLDINGS, INC.

                                   By:_____________________________________
                                      Name:
                                      Title:


                                   CONSTELLATION POWER SOURCE, INC.

                                   By:_____________________________________
                                      Name:
                                      Title: